UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2019 (June 20, 2019)

Commission file number: 000-55610

GREENBACKER RENEWABLE ENERGY COMPANY LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0872648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11 East 44th Street, 12th Floor

New York, NY 10017

Tel (646) 237-7884

(Address, including zip code and telephone number, including area code, of registrants Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

Greenbacker Renewable Energy Company LLC Enters into a $110,000,000 Senior Secured Credit Facility with a syndicate of lenders and Fifth Third Bank, as Administrative Agent

Greenbacker Renewable Energy Company LLC (the “Company”) announced today that on June 20, 2019, the Company, through an indirect, wholly-owned subsidiary, GREC Entity Holdco LLC (the “Borrower”), entered into a credit agreement by and among the Company, the Company’s wholly-owned subsidiary, Greenbacker Renewable Energy Corporation, the Borrower, the lenders party thereto and Fifth Third Bank, as administrative agent, as sole lead arranger and sole lead bookrunner, as well as swap counterparty (the “Credit Agreement”). The new credit facility (the “Credit Facility”) consists of a loan of up to the lesser of $110,000,000 or a borrowing base amount based on various solar projects (the “Projects”) that act as collateral for the credit facility, of which approximately $58,307,080 was drawn down at closing. The Credit Facility allows for additional drawdowns through June 20, 2020, at which point the outstanding loans shall convert to a term loan, and matures on June 20, 2025.

The Company will use the net proceeds of borrowings under the Credit Facility for investment in additional alternative energy power generation assets that are anticipated to become Projects and for other general corporate purposes. Loans made under the Credit Facility bear interest at 1.75% in excess of the three-month LIBOR. Until the Credit Facility converts to a term loan, quarterly commitment fees on the average daily unused portion of the Credit Facility are payable at a rate per annum of 0.50%. In addition to the Credit Facility, the Borrower has entered into an interest rate swap to hedge the variable interest rate risk on a portion of the Credit Facility, with current plans to fully hedge the exposure.

Borrowings under the Credit Facility are back-leveraged and secured by all of the assets of the Borrower and each subsidiary of the Borrower that is a holding company and the equity interests of each direct and indirect subsidiary of the Borrower. The Company, Greenbacker Renewable Energy Corporation and each direct and indirect subsidiary of the Borrower are guarantors of the Borrower’s obligations under the Credit Facility, and Greenbacker Renewable Energy Corporation has pledged all of the equity interests of the Borrower as collateral for the Credit Facility.

The Credit Facility contains certain affirmative and negative covenants including negative covenants that limit or restrict, among other things, dividends from the Borrower to Greenbacker Renewable Energy Corporation, secured indebtedness, mergers and fundamental changes, asset sales, investments and acquisitions, liens and encumbrances, transactions with affiliates, burdensome agreements, and other matters customarily restricted in such agreements.

If an event of default shall occur and be continuing under the Credit Facility, the commitments under the Credit Facility may be terminated and the principal amount outstanding under the Credit Facility, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement evidencing the Credit Facility, which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description

10.1	AMENDED AND RESTATED CREDIT AGREEMENT among GREC ENTITY HOLDCO LLC, as Borrower, GREENBACKER RENEWABLE ENERGY CORPORATION, as Intermediate Holdco, GREENBACKER RENEWABLE ENERGY COMPANY LLC, as Parent, THE LENDERS NAMED THEREIN, and FIFTH THIRD BANK, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2019	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and
Director

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	AMENDED AND RESTATED CREDIT AGREEMENT among GREC ENTITY HOLDCO LLC, as Borrower, GREENBACKER RENEWABLE ENERGY CORPORATION, as Intermediate Holdco, GREENBACKER RENEWABLE ENERGY COMPANY LLC, as Parent, THE LENDERS NAMED THEREIN, and FIFTH THIRD BANK, as Administrative Agent.

5